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EXHIBIT 99.8

News Release

FOR RELEASE IMMEDIATELY
September 20, 2002

Contact:	Jim Taylor, Chief Financial Officer 972-869-3400 jtaylor@thomasgroup.com

Thomas Group Reaches Agreement On $2 Million Of Subordinated Convertible Promissory Notes
    •        Announces Restructuring of Terms Related To $7.5 Million Credit Facility

        Irving, Texas, September 20, 2002 Thomas Group, Inc. (TGIS.OB) today announced that it had executed a term sheet with General Jack Chain, Chairman of the Board of the Company, and that definitive agreements consistent with the provisions of the term sheet have been completed by the parties. The Company plans to file a preliminary Proxy Statement with the Securities and Exchange Commission no later than September 23, which will include a proposal to permit the conversion of the notes into common stock.

        In accordance with the provisions of the term sheet, the first of two $1 million notes was purchased by General Chain on September 20, 2002 after the term sheet was approved by a special committee of the Company's Board of Directors. The second $1 million note will be purchased on or about October 31, 2002.

        Interest on the notes accrues at 6% from the date of issue and is payable in cash on the maturity date, along with the principal, unless the notes are converted into common stock, in which case accrued interest will also convert into common stock. If the stockholders do not approve the proposal to allow the notes to be converted into common stock at a conversion price of $0.375 a share, then from that date forward the notes will accrue interest at 18% and will be payable in full on December 31, 2002. The conversion price of $0.375 is a premium above the average stock price for the last 60 day period.

        In connection with the issuance of the first note, General Chain will be issued a warrant for an additional number of shares of common stock at an exercise price of $0.30 per share equal to 15% of the Company on a fully diluted basis based on the outstanding common stock on September 20, 2002. The exercise price of $0.30 per share is a premium above the average stock price for the last 60 days.

        Upon conversion of the notes into common stock and assuming exercising of warrants, General Chain would hold approximately 61% of the Company's outstanding common stock.

        Separately, the Company has also reached agreement with its primary lender to restructure the terms of its $7.5 million credit facility. Under the new terms the Company's revolving loan has been increased from $2.5 million to $3 million. Monthly payments of principal on the Company's $5 million term note have been eliminated and the term loan is now payable in full on September 1, 2003. Additionally, the lender will receive warrants equal to 4% of the common stock outstanding following the conversion of the notes, at an exercise price of $0.30 per share.

        According to John Hamann, President and CEO of Thomas Group, "The injection of $2 million of new funds into our Company, and the restructuring of our credit facility with our lender, make it possible for the Company's management to focus 100% of its energies on building our business and serving our clients. For this reason we are very pleased by the financial arrangements that have been reached, and we remain confident about our future".

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        -more-

        Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (OTCBB:TGIS). Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value Management™, process improvement, and by strategically aligning operations and technology to improve bottom line results. Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, Singapore and Hong Kong. For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

        Safe Harbor Statement under the Private Securities Litigation Reform Act:

        Statements in this release that are not strictly historical are "forward looking" statements, which should be considered as subject to the many uncertainties that exist in the Company's operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company's performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company's Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission and the Company's Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002.

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FOR RELEASE IMMEDIATELY September 20, 2002